                  GATEWAY ENERGY CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                                      TEN MONTHS
                                                                                        ENDED
                                                                                     DECEMBER 31,
                                                            2000          1999           1999
                                                         -----------   -----------   ------------
Weighted average number of common shares outstanding      15,312,179    15,270,210    15,275,554
Add shares issuable pursuant to common stock options/
  warrants less shares assumed repurchased at the
  average market price                                       1,002(1)           --            --
                                                         -----------   -----------   -----------
Tentative number of shares for computation of fully
  diluted earnings per share                              15,313,181    15,270,210    15,275,554
                                                         ===========   ===========   ===========
Loss applicable to common stock                          $  (859,751)  $(1,705,580)  $(1,562,111)
                                                         ===========   ===========   ===========
Basic loss per common share                              $     (0 06)  $     (0 11)  $     (0 10)
                                                         ===========   ===========   ===========
Fully diluted loss per common share                      $     (0 06)  $     (0 11)  $     (0 10)
                                                         ===========   ===========   ===========

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(1) Not used in fully diluted earnings per share calculations as effect would be antidilutive.